ICO, Inc. Announces Financial Results for
First Quarter Ended December 31, 2008

HOUSTON, TEXAS, February 4, 2009 – ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced its results for the quarter ended December 31, 2008.

First Quarter Highlights

•	Revenues of $79.4 million, a decrease of $31.5 million or 28% from the prior year
•	Volumes declined 21% compared to the prior year due to global economic downturn and unfavorable resin price environment
•	Operating loss of $0.4 million, compared with operating income of $6.5 million in the prior year
•	Net loss per share of $.04
•	Total debt outstanding decreased $7.1 million, or 14%, sequentially
•	Cash flow from operating activities by continuing operations of $13.5 million, up from cash outflow of $11.4 million in the prior year
•	Cash on hand of $11.0 million, up $5.4 million or 96% from September 30, 2008

First Quarter 2009 vs. First Quarter 2008

Revenues for the three months ended December 31, 2008 were $79.4 million, a decrease of $31.5 million or 28% compared to the same quarter of the previous year.  The global economic downturn and the unfavorable resin price environment during the quarter were the primary causes of lower demand in all of our segments, which in turn caused a significant decrease in revenues.  The unfavorable resin price environment was characterized by resin prices reaching historically high levels in the fourth quarter of fiscal year 2008, followed by a rapid and dramatic decline during the first quarter of fiscal year 2009.  Downward resin price trends typically lead our customers to de-stock their inventory, which has the effect of reducing their demand for our products and services.  Our total volumes sold decreased 21% during the first fiscal quarter, negatively impacting revenues by $18.3 million.  The translation effect of the stronger U.S. Dollar was responsible for $9.2 million of the revenue decline, and the changes in prices and product mix negatively impacted revenues by an additional $4.0 million.

As a result of the lower volumes sold and the unfavorable resin price environment, gross margins declined from 17.2% to 12.7% compared to the same quarter of the previous year, and gross profit declined from $19.1 million to $10.1 million over the same period.

During the first quarter of fiscal year 2009, selling, general and administrative expenses (“SG&A”) declined $1.5 million or 14% to $9.1 million as a result of the translation effect of the stronger U.S. Dollar, lower external professional fees and lower compensation costs.  During the first quarter of fiscal year 2009, we recognized $0.6 million of bad debt expense.  We also recognized a net benefit in impairment, restructuring and other costs (income) of $0.3 million primarily as a result of an insurance reimbursement related to financial losses resulting from the loss of power in September 2008 from Hurricane Ike at our Bayshore Industrial facility.

Year-over-year operating income declined from income of $6.5 million to a loss of $0.4 million as a result of the lower volumes sold and the effect of the unfavorable resin price environment.  Interest expense declined $0.4 million due to lower average borrowings.  We also recognized a foreign currency loss of $0.3 million due to significant fluctuations in currencies during the quarter.  Net loss for the quarter was $1.1 million, down from net income of $3.5 million in the prior year period.  Net loss per share was $.04, compared with net income per share of $.13 in the prior year period.

First Quarter 2009 vs. Fourth Quarter 2008

Comparing the sequential quarterly results, revenues decreased $28.6 million or 27%.  A 12% reduction in volumes sold negatively impacted revenues by $14.4 million.  The translation effect of the stronger U.S. Dollar contributed to $10.4 million of the reduction in revenues.  Lower average selling prices as a result of lower resin prices had a $3.8 million negative impact on revenues.  The sequential volume reduction was caused by a reduction in customer demand resulting from the global economic slowdown, the effect of the unfavorable resin price environment, as well as seasonal factors, as we usually experience reduced demand during our first fiscal quarter due to the holiday period in December.

The decline in volumes and the unfavorable resin price environment led to a sequential reduction in gross profit of $6.2 million, or 38%.  SG&A declined $0.7 million primarily due to the translation effect of the stronger U.S. Dollar.  Income from continuing operations declined $3.3 million.

“During the first quarter of fiscal year 2009, we altered our focus from offense to defense, protecting both our cash flow and the value of our Company,” stated A. John Knapp, Jr., President and CEO.  “The decline in resin prices during the quarter and the global economic slowdown impacted our results for the first quarter.  However, we lowered our inventory position in the quarter, and with resin prices appearing to have stabilized, we believe we are positioned to meet the challenges ahead.  During the first quarter we generated cash flow from operating activities by continuing operations of $13.5 million less capital expenditures of $1.4 million, which allowed us to decrease our net debt (total debt less cash) by $12.5 million from September 30, 2008.”

Balance Sheet and Liquidity

Total debt outstanding as of December 31, 2008 was $42.8 million, a decline of $7.1 million from September 30, 2008.  Our cash balance at quarter-end was $11.0 million, a sequential increase of $5.4 million, or 96%.  These improvements were accomplished in part by positive cash flow from operating activities by continuing operations of $13.5 million during the quarter, less net capital expenditures of $1.4 million.  Approximately $0.6 million of the capital expenditures related to our facility relocation from New Jersey to Pennsylvania, which is now substantially complete.  Our available global borrowing capacity at December 31, 2008 was $55.3 million.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2009 first quarter results can be accessed at 10:00 a.m. Central Standard Time on Thursday, February 5, 2009 at http://www.videonewswire.com/event.asp?id=54967 where the webcast replay will be accessible for ninety days.  The webcast replay will also be accessible on the Company’s website at www.icopolymers.com for a period of twelve months.  (Minimum requirements to listen to the broadcast are:  The Windows Media Player software, downloadable free from
http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx and at least a 28.8Kbps connection to the Internet.)

Investors are invited to participate in the conference by dialing 847-413-3238, passcode 23621551.  A replay of the conference call will be available by dialing 630-652-3044, passcode 23621551.

About ICO, Inc.

With 20 locations in 9 countries, ICO produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.   Contact:  CFO – Bradley T. Leuschner at 713-351-4100.

Certain matters discussed in this press release are “forward-looking statements,” involving certain risks, uncertainties, and assumptions, intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  The Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements.  The forward-looking statements include, but are not limited to: restrictions imposed by the Company’s outstanding indebtedness; changes in the cost and availability of resins (polymers) and other raw materials; general economic conditions; demand for the Company's services and products; business cycles and other industry conditions; international risks; operational risks; currency translation risks; the Company’s lack of asset diversification; the Company’s ability to manage inventories, develop technology and proprietary know-how, and attract and retain key personnel; as well as other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2008 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.  Any forward-looking statements are made only as of the date of this press release, and the Company undertakes no obligation to publically update any such forward-looking statements to reflect subsequent events or circumstances.

 ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended
	December 31,		September 30,
	2008	2007	2008
Product Sales	$71,857	$101,188	$99,274
Toll Services	7,501	9,677	8,718
Total Revenues	79,358	110,865	107,992
Cost of sales and services (exclusive of depreciation shown
separately below)	69,248	91,773	91,712
Gross Profit (1)	10,110	19,092	16,280
Selling, general and administrative expense	9,138	10,603	9,823
Depreciation and amortization	1,713	1,795	1,951
Impairment, restructuring and other costs (income)	(293)	198	408
Operating income (loss)	(448)	6,496	4,098
Other income (expense):
Interest expense, net	(639)	(1,023)	(904)
Other income (expense)	(331)	(133)	(395)
Income (loss) from continuing operations before income taxes	(1,418)	5,340	2,799
Provision (benefit) for income taxes	(342)	1,814	569
Income (loss) from continuing operations	(1,076)	3,526	2,230
Income (loss) from discontinued operations, net of income taxes	-	(16)	(52)
Net income (loss)	$(1,076)	$3,510	$2,178
Preferred Stock dividends	-	(1)	-
Net income applicable to Common Stock	$(1,076)	$3,509	$2,178

Basic and diluted income (loss) from continuing
operations per common share	$(0.04)	$0.13	$0.08
Basic and diluted income (loss) per common share	$(0.04)	$0.13	$0.08

Basic weighted average shares outstanding	27,099,000	26,914,000	27,474,000
Diluted weighted average shares outstanding	27,099,000	28,008,000	27,864,000

Gross Margin (2)	12.7%	17.2%	15.1%

(1) Calculated as Total Revenues minus Cost of Sales and Services, exclusive of Depreciation Expense.
(2) Calculated as Gross Profit divided by Total Revenues.

 ICO, Inc.
Consolidated Balance Sheet
 (Unaudited and in thousands, except share data and ratios)

	December 31,	September 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$10,975	$5,589
Trade receivables	59,884	75,756
Inventories	35,919	53,458
Deferred income taxes	2,314	2,056
Prepaid and other current assets	8,495	10,514
Total current assets	117,587	147,373

Property, plant and equipment, net	59,001	61,164
Goodwill	8,154	8,689
Other assets	3,799	3,870
Total assets	$188,541	$221,096

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings under credit facilities	$6,009	$9,607
Current portion of long-term debt	13,629	15,201
Accounts payable	24,689	37,674
Accrued salaries and wages	4,568	5,978
Other current liabilities	10,194	11,912
Total current liabilities	59,089	80,372

Long-term debt, net of current portion	23,207	25,122
Deferred income taxes	4,727	5,039
Other long-term liabilities	2,295	2,728
Total liabilities	89,318	113,261

Commitments and contingencies	-	-
Stockholders' equity:
Undesignated preferred stock	-	-
Common stock	55,247	54,756
Treasury stock	(3,017)	(543)
Additional paid-in capital	72,428	72,241
Accumulated other comprehensive income (loss)	(2,718)	3,022
Accumulated deficit	(22,717)	(21,641)
Total stockholders' equity	99,223	107,835
Total liabilities and stockholders' equity	$188,541	$221,096

OTHER BALANCE SHEET DATA
Working capital	$58,498	$67,001
Current ratio	2.0	1.8
Total debt	$42,845	$49,930
Debt-to-capitalization	30.2%	31.6%

ICO, Inc.
Supplemental Segment Information
 (Unaudited and in thousands, except percentages)

Revenues
Three Months Ended December 31:	2008	% of Total	2007	% of Total	Change	%
ICO Europe	$34,762	44%	$46,313	42%	$(11,551)	(25%	)
Bayshore Industrial	18,330	23%	31,777	29%	(13,447)	(42%	)
ICO Asia Pacific	14,481	18%	17,945	16%	(3,464)	(19%	)
ICO Polymers North America	8,889	11%	10,331	9%	(1,442)	(14%	)
ICO Brazil	2,896	4%	4,499	4%	(1,603)	(36%	)
Consolidated	$79,358	100%	$110,865	100%	$(31,507)	(28%	)

Operating income (loss)
Three Months Ended December 31:	2008	2007	Change	%
ICO Europe	$(149)	$2,998	$(3,147)	(105%	)
Bayshore Industrial	1,718	3,928	(2,210)	(56%	)
ICO Asia Pacific	(1,287)	862	(2,149)	(249%	)
ICO Polymers North America	582	446	136	30%
ICO Brazil	(58)	137	(195)	(142%	)
Total Operations	806	8,371	(7,565)	(90%	)
Unallocated General Corporate Expense	(1,254)	(1,875)	621	(33%	)
Consolidated	$(448)	$6,496	$(6,944)	(107%	)

Operating income (loss) as a	Three Months Ended
percentage of revenues	December 31,
	2008		2007	Change
ICO Europe	0%		6%	(6%	)
Bayshore Industrial	9%		12%	(3%	)
ICO Asia Pacific	(9%	)	5%	(14%	)
ICO Polymers North America	7%		4%	3%
ICO Brazil	(2%	)	3%	(5%	)
Consolidated	(1%	)	6%	(7%	)

 ICO, Inc.
Supplemental Segment Information (cont'd.)
 (Unaudited and in thousands, except percentages)

Revenues
	Three Months Ended
	December 31,		September 30,
	2008	% of Total	2008	% of Total	Change	%
ICO Europe	$34,762	44%	$48,489	45%	$(13,727)	(28%	)
Bayshore Industrial	18,330	23%	19,173	18%	(843)	(4%	)
ICO Asia Pacific	14,481	18%	23,401	22%	(8,920)	(38%	)
ICO Polymers North America	8,889	11%	10,119	9%	(1,230)	(12%	)
ICO Brazil	2,896	4%	6,810	6%	(3,914)	(57%	)
Consolidated	$79,358	100%	$107,992	100%	$(28,634)	(27%	)

Operating income (loss)
	Three Months Ended
	December 31,	September 30,
	2008	2008	Change	%
ICO Europe	$(149)	$2,782	$(2,931)	(105%	)
Bayshore Industrial	1,718	1,486	232	16%
ICO Asia Pacific	(1,287)	210	(1,497)	(713%	)
ICO Polymers North America	582	424	158	37%
ICO Brazil	(58)	429	(487)	(114%	)
Total Operations	806	5,331	(4,525)	(85%	)
Unallocated General Corporate Expense	(1,254)	(1,233)	(21)	2%
Consolidated	$(448)	$4,098	$(4,546)	(111%	)

Operating income (loss) as a	Three Months Ended
percentage of revenues	December 31,		September 30,
	2008		2008	Change
ICO Europe	0%		6%	(6%	)
Bayshore Industrial	9%		8%	1%
ICO Asia Pacific	(9%	)	1%	(10%	)
ICO Polymers North America	7%		4%	3%
ICO Brazil	(2%	)	6%	(8%	)
Consolidated	(1%	)	4%	(5%	)